Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Fran St. Clair
Chief Financial Officer
216-692-6075
stclair@argo-tech.com
Argo-Tech Corporation Commences Consent Solicitation
with respect to its 9 1/4% Senior Notes
     CLEVELAND, OH., October 6, 2005 — Argo-Tech Corporation announced today that it has commenced a consent solicitation with respect to its $250 million outstanding principal amount of 9 1/4% Senior Notes due 2011 to effect certain proposed amendments to the indenture governing the notes and to waive the requirement under the indenture that Argo-Tech make an offer to purchase the notes (pursuant to a change of control offer) following completion of the proposed sale of AT Holdings Corporation, Argo-Tech’s parent company, to V.G.A.T. Investors, LLC, an entity newly formed by Greenbriar Equity Group LLC and Vestar Capital Partners IV, L.P. to complete the proposed sale.
     Noteholders will receive a consent payment of $2.50 per $1,000 principal amount of notes for which they deliver a consent to the proposed amendments and the change of control waiver on or prior to 5:00 p.m., New York City time, on October 19, 2005, unless such date is extended or earlier terminated.
     The proposed amendments and the change of control waiver are being presented as one proposal and, consequently, the delivery of a consent will constitute a consent to both the proposed amendments and the change of control waiver. Consents validly delivered prior to the date that Argo-Tech receives the consents necessary to effect the proposed amendments, which are not validly withdrawn prior to such date, may not be withdrawn, and consents may not be revoked after such date.
     The obligation to accept consents and make the consent payment in the consent solicitation is subject to the satisfaction of certain conditions, including the completion of the sale of AT Holdings.
     Argo-Tech has retained J.P. Morgan Securities Inc. to serve as the Solicitation Agent for the consent solicitation. BNY Midwest Trust Company is acting as the Tabulation Agent, and D.F. King & Co., Inc. is acting as the Information Agent in the consent solicitation.
     The consent solicitation is being made pursuant to a Consent Solicitation Statement dated October 6, 2005 and a related Consent Letter, which more fully describe the terms and conditions of the consent solicitation. Noteholders may obtain copies of these documents from D.F. King & Co. by calling 800-269-6427. Questions regarding the consent solicitation should be addressed to J.P. Morgan Securities Inc., the Solicitation Agent, at 212-270-9769 (attention Leonard Carey).
     This announcement is for informational purposes only. It does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents. The consent solicitation is made solely by means of the Consent Solicitation Statement.
     Argo-Tech, headquartered in Cleveland, Ohio, designs, manufactures, sells and services high performance fuel flow devices and systems for aerospace and general industrial applications.
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     This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, changes and/or cyclicality in the aerospace industry, governmental regulation and oversight in the aerospace industry, levels of competition in the aerospace industry, the impact of terrorism, war and rising oil and gas prices on airline travel and the airline industry, Argo-Tech’s ability to meet future capital requirements, loss of a significant customer, risks associated with fixed-price contracts, costs associated with product liability and warranty claims, risks associated with Argo-Tech’s international operations, changes in environmental or other applicable governmental regulations, reduction in military and/or defense spending and risks associated with government contracts, changes in Argo-Tech’s relationship with its employees, availability of essential materials used in Argo-Tech’s products, risks associated with protection of Argo-Tech’s intellectual property rights, the completion of the sale of AT Holdings or the timing thereof, and other factors discussed in the Securities and Exchange Commission filings of Argo-Tech, including its annual report on Form 10-K for the year ended October 30, 2004.